Exhibit 99.1

Media RELEASE

28 January 2008

Pancreatic Cancer Study Results Released

Data presented at ASCO-GI

Boston, MA and Perth, Australia (January 28, 2008) – pSivida Limited (NASDAQ:PSDV, ASX:PSD, Xetra:PSI) today announced the results of the Phase IIa clinical trial of BrachySilTM for the treatment of advanced, inoperable pancreatic cancer presented at American Society of Clinical Oncolgy-GI (ASCO-GI). The trial, designed as a safety study, successfully showed that BrachySilTM, in combination with standard chemotherapy (gemcitabine), was well tolerated with no clinically significant adverse events related to BrachySil. Data showed disease control in 82% of patients and an overall median survival of 309 days. BrachySil was found to be easily deliverable by endoscopic ultrasound. BrachySilTM is a novel oncology product which comprises a combination of BioSiliconTM, a proprietary porous silicon, and the isotope 32Phosphorus, a proven anti-cancer therapeutic.

“These findings are very interesting, and although this was a small study and was not designed to prove efficacy, these results are encouraging,” said Dr Paul Ross, Chief Investigator in the study and Consultant Medical Oncologist at Guy’s and St Thomas’ NHS Foundation Trust.

In the trial, seventeen patients were treated with BrachySil injected directly into the primary tumors via endoscopic ultrasound (used to assist in locating the delivery point). All patients had advanced inoperable pancreatic cancer and received gemcitabine in addition to BrachySil. CT assessments of response were performed at weeks 8, 16 and 24. The study was conducted at three major centers for cancer therapy: Guy’s and St Thomas’ NHS Foundation Trust, UK, University Hospital Birmingham NHS Foundation Trust, UK and Singapore General Hospital.

Pancreatic cancer is the fourth most frequent cause of cancer death, and at least 80% of patients present with inoperable locally advanced or metastatic disease. The median survival for these patients following diagnosis is typically less than six months with standard chemotherapy. Accordingly, there is significant clinical and market demand for more effective therapies.

Dr Paul Ashton, Managing Director of pSivida Limited, said, “We are very pleased with the favorable results of this study of BrachySil for the treatment of advanced, inoperable pancreatic. Our next step for BrachySil is a dose-ranging study planned to commence this quarter.”

-ENDS-

Released by:
pSivida Limited	US Public Relations	European Public Relations
Brian Leedman	Beverly Jedynak	Eva Reuter
Vice President, Investor Relations	President	Accent Marketing Limited
pSivida Limited	Martin E. Janis & Company, Inc	Tel: +49 (254) 393 0740
Tel: + 61 8 9226 5099	Tel: +1 (312) 943 1100 ext. 12	e.reuter@dr-reuter.eu
bleedman@psivida.com	bjedynak@janispr.com

NOTES TO EDITORS:

pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb owns the trademarks Vitrasert® and Retisert®. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Medidur™ technology.

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon™ product, BrachySil™ delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer.

pSivida’s intellectual property portfolio consists of 70 patent families, 99 granted patents, including patents accepted for issuance, and over 300 patent applications. pSivida conducts its operations from facilities near Boston in the United States, Malvern in the United Kingdom and Perth in Australia.

pSivida is listed on NASDAQ (PSDV), the Australian Stock Exchange (PSD) and on the Frankfurt Stock Exchange on the XETRA system (PSI). pSivida is a founding member of the NASDAQ Health Care Index and the Merrill Lynch Nanotechnology Index.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: failure to prove efficacy for BrachySil; inability to raise capital; continued losses and lack of profitability; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; termination of license agreements; competition; inability to pay any registration penalties; costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; inability to manage change; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; amortization or impairment of intangibles; issues relating to Australian incorporation; potential delisting from ASX or NASDAQ; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; potential restrictions from capital raises; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.